Exhibit 99.4

CONFIDENTIAL

From:                  Crescent Holding GmbH

To:                              Coca-Cola HBC AG (the “Offeror”)

October 10, 2012

Dear Sirs

Possible Exchange Offer

The undersigned understands that the Offeror is considering a possible share exchange offer for any and all outstanding ordinary shares (the “Shares”) of the Coca-Cola Hellenic Bottling Company S.A. (the “Company”), including American depositary shares (“ADSs”) representing Shares.  The Offer, if made, would comprise the exchange of each Share (or ADS representing one Share) for consideration of one ordinary share of the Offeror (each, a “Consideration Share”) (or ADS representing one Consideration Share).

The contemplated terms and conditions of such offer are set out in the draft offer announcement, attached hereto as Annex A, as amended or supplemented from time to time (the “Offer Announcement”).  The offer, as described in the Offer Announcement, including any variation, extension, revision, waiver or removal of any condition or other term or any other modification of the terms thereof which is effected in compliance with, and as contemplated pursuant to, the terms of this deed (the “Deed”), is referred to hereinafter as the “Offer”.  Copies of the most recent available documents containing the Offer will be provided to the undersigned upon written request to the Offeror.

The undersigned hereby agrees, undertakes and warrants in accordance with and subject to the following terms of this Deed as follows:

1.                                      WARRANTIES AND UNDERTAKINGS

1.1                               The undersigned warrants and undertakes to the Offeror that:

1.1.1                        the undersigned is the registered owner or the beneficial owner (or is otherwise able to control the exercise) of all rights and power attaching to 9,650,000 Shares (the “Existing Shares”), and of no other Shares;

1.1.2                        the Existing Shares include all the Shares registered in the undersigned’s name in the Company’s register, and all the Existing Shares are registered in the undersigned’s name except as set forth in Annex B hereto;

1.1.3                        except as disclosed in the Disclosure Letter, the undersigned has no right to acquire, directly or indirectly, any Shares or any rights or interest in any Shares, directly or indirectly (including, without limitation, by way of exercise, exchange or conversion of any option or security exercisable or exchangeable for or convertible into Shares, any swap, hedge or other derivative or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of ownership or voting rights of the Shares, howsoever settled), other than the Existing Shares;

1.1.4                        except as disclosed in the Disclosure Letter, during the 12 months prior to the date of this Deed the undersigned has not (alone or as a member of a group or in concert with any other person) directly or indirectly, acquired for value any Shares or any rights or interests in any Shares (including, without limitation, by way of exercise, exchange or conversion of any option or security exercisable or exchangeable for or convertible into Shares, any swap, hedge or other derivative or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of ownership or voting rights of the Shares, howsoever settled), including, without limitation, from or through any Affiliate or Related Person or any person (including, without limitation, any trust, fund, corporation, company or partnership) holding Existing Shares for the undersigned or any of the undersigned’s Affiliates or Related Persons as beneficial owner;

1.1.5                        the Existing Shares and any other Shares in the Company (or ADSs representing Shares) of which the undersigned may, after the date hereof, become the registered or beneficial owner (the “New Shares” and together with the Existing Shares, the “Subject Shares”) are and, at the time at which they are transferred under the Offer and at the time at which they are delivered to the Offeror, will be held free from all charges, liens, encumbrances and third party interests whatsoever (including, without limitation, proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal) other than liens imposed by or pursuant to operation of law or customary practice of, and only in favour of, any clearing system through which the Subject Shares are held and, will be transferred pursuant to the Offer with all rights attaching to them, free from all charges, liens, encumbrances and third party interests whatsoever (including, without limitation, proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal); and the undersigned is subject to no obligation to sell, transfer, dispose of, or create any charge, lien, encumbrance and third party interest whatsoever (including, without limitation, proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal) on any Subject Shares;

1.1.6                        the undersigned is duly organized and validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its organization, and has full power and authority to execute and deliver this Deed and to perform its obligations hereunder, and the execution and delivery by the undersigned of this Deed and the consummation by the undersigned of the transactions contemplated hereby have been duly authorized by all necessary action;

1.1.7                        this Deed has been duly executed and delivered as a deed by the undersigned and constitutes a valid and legally binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) bankruptcy, insolvency and other laws of general application relating to or affecting creditors’ rights and (ii) general principles of equity;

1.1.8                        the execution, delivery and performance of this Deed and consummation by the undersigned of the transactions contemplated hereby: (i) will not violate the certificate of incorporation or bylaws or other similar organizational documents of the undersigned, (ii) will not violate any Law applicable to the undersigned (other than Greek law 3461/2006 as to which no warranty and undertaking is given by the undersigned hereunder), and (iii) will not violate or result in a default under any material agreement, judgment, injunction, order, decree or other instrument binding upon the undersigned;

1.1.9                        the undersigned is a qualified investor as defined under Directive 2003/71/EC (and amendments thereto, including Directive 2010/73/EU) (as implemented in Austria and Greece), has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Offer, has received all information reasonably requested by it, and has, independently and without reliance upon the Offeror and based on such information as the undersigned has deemed appropriate, made its own analysis and decision to enter into this Deed; the undersigned acknowledges that neither the Offeror nor the Offeror’s Financial Adviser has made or makes any representation or warranty to the undersigned, whether express or implied, of any kind or character; and

1.1.10                  the undersigned is not in the United States within the meaning of Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

1.2                               The warranties in this Deed shall not be extinguished or affected by the completion of the Offer.

1.3                               The undersigned agrees to the warranties and undertakings attached hereto as Annex D and agrees that such warranties and undertakings shall form a part of and be subject to all terms of this Deed.

2.                                      IRREVOCABLE UNDERTAKINGS

2.1                               Undertaking

Subject to paragraph 3.2 below and to satisfaction of the conditions in paragraph 2.3, the undersigned hereby irrevocably undertakes and agrees to:

2.1.1                        tender, or procure the tender of, all of the Subject Shares in the Offer in exchange only for Consideration Shares;

2.1.2                        effect or cause such tender to be effected by not later than 12:00 p.m., Athens time, on the fifth business day following the dissemination to shareholders of the Company of an approved Offering Circular (Prospectus) pursuant to Greek law 3461/2006 and the means to tender and the opening of the Offer for acceptance (or, in relation to New Shares, as soon as reasonably practicable after the undersigned becomes the registered owner or beneficial owner thereof);

2.1.3                        by such day and time, deliver, or procure the delivery of, duly executed and completed form(s) of acceptances of the Offer in relation to all of the Subject Shares together with any other documents or instructions required pursuant to the Offer;

2.1.4                        provide reasonably promptly to the Offeror a copy of the acceptance form provided by it in relation to the acceptance of the Offer; and

2.1.5                        not withdraw or cause or allow to be withdrawn any such acceptance(s), notwithstanding the provisions of any applicable Law or any terms of the Offer regarding withdrawal or similar rights of offerees.

2.2                               Dealings with or in Shares

2.2.1                        Subject to paragraph 3.2 below, the undersigned agrees that it shall not:

(a)                                  except pursuant to this Deed, sell, transfer, dispose of, charge, pledge or otherwise encumber (including, without limitation, by granting any proxies, powers of attorney, voting trusts or agreements or rights of first offer or refusal) other than liens imposed by or pursuant to operation of law or customary practice of, and only in favour of, any clearing system through which the Subject Shares are held or grant any option or other right over or otherwise deal in any of the Subject Shares or any interest in them (whether conditionally or unconditionally);

(b)                                 acquire, alone or as a member of a group or in concert with any other person, directly or indirectly, any Shares or any rights or interests in any Shares (including, without limitation, by way of exercise, exchange or conversion of any option or security exercisable or exchangeable for or convertible into Shares, any swap, hedge or other derivative or other agreement, arrangement or understanding that transfers, in whole or in part, any of the economic consequences of ownership or voting rights of the Shares, howsoever settled), including, without limitation, from any Affiliate or Related Person or among any persons (including, without limitation, any trust, fund corporation, company or partnership) holding Subject Shares for the undersigned or any of the undersigned’s Affiliates or Related Persons as beneficial owner any right or interest in any other securities of the Company; or

(c)                                  enter into any agreement or arrangement with any person, whether conditionally or unconditionally, to do any of the acts prohibited by the terms of clauses (a) and (b) above, except that clauses (a) to (c) above shall not prevent or otherwise restrict the ability of the undersigned to enter into any arrangements relating to the termination, extension or amendment of, or the acquisition by the undersigned of Shares pursuant to, the Swap Arrangements in compliance with applicable Law, provided that this exception shall only apply if and for so long as the undersigned shall be (and shall not have entered into any agreement or arrangement with any person, whether conditionally or unconditionally, that may cause the undersigned no longer to be) the sole beneficial and record owner of the Existing Shares.

2.2.2                        In the event that the undersigned acquires Shares pursuant to the Swap Agreements in accordance with paragraph 2.2.1 above, the undersigned shall reasonably promptly give written notice to the Offeror of the price per Share and the number of Shares acquired in such transaction.

2.3                               Conditions

The undersigned’s obligations under paragraph 2.1 are subject to the following conditions:

2.3.1                        the Offeror has issued the Offer Announcement in final form;

2.3.2                        holders of a total of 37.17% or more of the voting rights in the Company (calculated including voting rights attaching to the Existing Shares, but excluding Shares held in treasury by the Company, which carry no voting rights) have entered into irrevocable undertakings with the Offeror including conditions to the undertaking to tender that are not materially more favourable to the person making such undertaking than those included herein; and

2.3.3                        KAR-TESS HOLDING, the incorporator and sole shareholder of the Offeror, has tendered no less than 85,355,019 shares in the Offer and in any event all the Shares of which it is the registered holder or beneficial owner in exchange for Consideration Shares only and notice thereof has been given to the undersigned at least two business days before the date referred to in paragraph 2.1.2.

3.                                      CONDITIONS AND TERMINATION

3.1                               Making and Terms of the Offer

The undersigned acknowledges and agrees that no firm decision to make the Offer or to engage in any similar transaction has been taken by the Offeror as of the date of this Deed, that the Offeror has no obligation to make the Offer or engage in any similar transaction, and that in the event that the Offeror makes the Offer, it may, at any time and in its absolute discretion, without prejudice to the provisions of paragraph 3.2.5, vary, extend, revise, waive or remove any condition or other term or otherwise modify in any respect whatsoever any of the terms of the Offer or terminate the Offer or allow it to lapse.

3.2                               Lapse

The undersigned’s obligations under paragraphs 2.1, 2.2 and 5.3 in respect of all Subject Shares shall automatically cease to have effect and the undersigned may revoke its acceptance form (if already provided) at any time if:

3.2.1                        the Offer Announcement in final form has not been issued by 12 p.m., Athens time, on October 11, 2012;

3.2.2                        the Offer is withdrawn;

3.2.3                        the acceptance by the Offeror of the Shares tendered in the Offer and settlement of the Offer have not occurred by 5 p.m., Athens time, on February 28, 2013; and

3.2.4                        the exchange ratio of Consideration Shares (or ADSs representing Consideration Shares) to Shares (or ADSs representing Shares) is modified adversely to the holders of Shares (or ADSs representing Shares) without the undersigned’s prior written consent;

3.2.5                        there has been any variation, extension, revision, waiver or removal of any condition or other term or any other modification of the terms of the Offer made by the Offeror that, in each case, is (a) material and (b) not required or permitted by applicable provisions of Greek law 3461/2006, as applied by the HCMC; or

3.2.6                        the Offeror violates any applicable provisions of Greek law 3461/2006 in connection with the Offer in such manner as would directly cause the undersigned to incur any liability in connection with the undersigned’s participation in the Offer, provided that the lapsing of the undersigned’s obligations under paragraphs 2.1, 2.2 and 5.3 shall not affect any rights or liabilities under this Deed in respect of prior breaches of them.

4.                                      PUBLICITY

The undersigned:

4.1                               Subject, in each case, to prior consultation by the Offeror with the undersigned, consents to and authorizes the publication and disclosure by the Offeror of the undersigned’s identity and holding of Shares or ADSs representing Shares, or other rights or interests in Shares or ADSs representing Shares, alone or as a member of a group or in concert with any other person, directly or indirectly (including, without limitation, through its Affiliates or Related Persons), the nature of the undersigned’s commitments, arrangements and understandings under this Deed (including, for the avoidance of doubt, the disclosure of this Deed) and any other information, in each case, that the Offeror reasonably determines is required to be disclosed by any applicable Law in any press release or other disclosure or other documents relating to the Offer (including all schedules and documents filed with the SEC, the United Kingdom Listing Authority or the HCMC or any other regulatory agency or body); it is recognized that nothing herein will prevent the Offeror from disclosing the foregoing information on an aggregated basis with that for the providers of similar undertakings and without naming the undersigned;

4.2                               agrees to give to the Offeror as promptly as practicable any information that the Offeror may reasonably require for the preparation of any such documents; and

4.3                               agrees to notify the Offeror as promptly as practicable of any required corrections with respect to any information supplied by the undersigned specifically for use in any such document, if and to the extent that the undersigned becomes aware that any such information shall have become false or misleading in any material respect.

5.                                      ENFORCEMENT

5.1                               Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. The undersigned agrees that any legal suit, action or proceeding against it arising out of or based on this Deed or the transactions contemplated hereby may be instituted in the courts of England and Wales and any legal suit, action or proceeding against the Offeror arising out of or based on this Deed or the transactions contemplated hereby may be instituted in the courts of England and Wales but in no courts of any other jurisdiction.

5.2                               Specific Performance

Without prejudice to any other rights or remedies which the Offeror may have, the undersigned acknowledges and agrees that damages may not be an adequate remedy for any breach by the undersigned of any of its obligations and that the Offeror shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any such obligation and no proof of special damages shall be necessary for the enforcement by the Offeror of any of its rights under this Deed.

5.3                               Escrow Arrangements

5.3.1                        For the purpose of facilitating the performance of its obligations under paragraph 2.1 of this undertaking, the undersigned agrees to the implementation of the Blocking by the Offeror for a period of time equal to the Initial Blocking Period, and if the OTC Trade has not been executed by the last day of the Initial Blocking Period, the Subsequent Blocking Period, until the day on which the OTC Trade is executed, or until this undertaking lapses in accordance with the provisions of paragraph 3.2.

5.3.2                        Subject to paragraphs 2.1 and 3.2 above, the undersigned hereby irrevocably:

(a)                                  agrees and undertakes to sign and deliver to the Seller Operator on behalf of the Offeror, promptly following a request in writing received from the Offeror:

(i)                                     the Blocking Declaration in respect of the Initial Blocking Period following the issue of the Offer Announcement; and

(ii)                                  each subsequent Blocking Declaration required to renew the Blocking over any Subsequent Blocking Period not less than two business days (or such other shorter period as may be agreed) prior to the expiry of the Initial Blocking Period or any Subsequent Blocking Period, as applicable; and

(b)                                 instructs the Seller Operator:

(i)                                     to file in a timely manner with HELEX each Blocking Declaration referred to in (a) above, for the purpose of validly creating and renewing the Blocking on the Initial Blocking Period and any Subsequent Blocking Period, as applicable;

(ii)                                  not to deal with the Subject Shares on the instructions of the undersigned or otherwise, unless with the written consent of the Offeror; and

(iii)                               to inform the Offeror of any communication it receives from HELEX in relation to the Blocking and/or the Shares within one business day of receipt by the Seller Operator of such communication.

5.3.3                        The Offeror hereby irrevocably agrees and undertakes to release the Blocking (i) only for the purpose of enabling the undersigned to tender the Subject Shares in the Offer in accordance with paragraph 2.1, (ii) if this undertaking lapses in accordance with paragraph 3.2 or (iii) if, by the time and date referred to in paragraph 2.1.2, any of the conditions set forth in paragraphs 2.3.2 and 2.3.3 is not satisfied.

6.                                      INTERPRETATION

6.1                               Additional Terms

The Offer shall be subject to such additional terms and conditions as may be required to comply with applicable Law.

6.2                               Time

Time shall be of the essence of the obligations set out in this Deed.

6.3                               Meaning

In this Deed:

6.3.1                        references to “Affiliates”, as used with respect to any person, mean any individual, corporation, partnership, association, limited liability company, Governmental Authority, trust or any other entity or organization directly or indirectly controlling, controlled by or under common control with such person;

6.3.2                        references to “beneficial ownership” (including the correlative meanings of the terms “beneficially owned” and “beneficial owner”) of any security by any person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act, including all securities as to which such person has the right to acquire, without regard to the 60-day period set forth in such rule;

6.3.3                        references to “Blocking” means the transfer of the Subject Shares to the Seller Special Account for the purposes of the OTC Trade, in accordance with article 48 of Greek Law 2396/1996 and article 45 of the DSS regulation;

6.3.4                        references to “Blocking Declaration” means the declaration to be signed by the undersigned and filed with HELEX through the Seller Operator for the purposes of the Blocking, in accordance with article 45, par. 1 of the DSS Regulation, in the form of HELEX’s template appended as Annex C to this Agreement;

6.3.5                        references to “business day” means (unless specified otherwise) a day on which banks in Athens are open for business;

6.3.6                        references to “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) mean, as used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person, whether through the ownership of voting securities, by contract or otherwise;

6.3.7                        references to “Disclosure Letter” mean the letter dated the date hereof from the undersigned to the Offeror which specifies that it is the disclosure letter for the purposes of this Deed;

6.3.8                        references to “DSS” means the Greek Dematerialised Securities System operated by HELEX;

6.3.9                        references to “DSS Regulation” means the operating regulation of the DSS;

6.3.10                  references to “Governmental Authority” mean any international, supranational, national, state or local government or court, administrative or regulatory body, governmental department, commission, board, bureau, agency or instrumentality, or other governmental or quasi-governmental entity;

6.3.11                  references to “HELEX” means the Hellenic Exchanges S.A. Holding, Clearing, Settlement and Registry;

6.3.12                  references to “Initial Blocking Period” means a period of time starting on the execution of this undertaking and ending 30 calendar days later;

6.3.13                  references to “Law” mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority;

6.3.14                  references to the “Offeror’s Financial Adviser” are to Credit Suisse Securities (Europe) Limited;

6.3.15                  references to “OTC Trade” means the transfer of the Subject Shares from the undersigned to the Offeror through an over-the-counter transaction, in accordance with article 46, paragraph 1 of the DSS Regulation as part of the settlement of the Offer;

6.3.16                  references to “Related Persons”, as used with respect to any person, mean such person’s (a) spouse, (b) any of its infant children, (c) any trusts of which it, or its spouse, or any of its infant children are, an actual or potential beneficiary or a trustee and (d) companies or entities over which it and/or its spouse and/or any of its infant children control or have the right to direct the exercise of 20 percent or more of voting rights;

6.3.17                  references to “Seller Operator” means the bank, investment firm or other custodian acting as operator of the Seller Securities Account;

6.3.18                  references to “Seller Securities Account” means the securities account that the undersigned holds with the DSS and operated by the Seller Operator, in accordance with article 12 of the DSS Regulation, with which the Subject Shares are registered;

6.3.19                  references to “Seller Special Account” means the account that the undersigned holds with the DSS, in accordance with article 15 of the DSS Regulation, to which the Subject Shares will be transferred pursuant to the Blocking; and

6.3.20                  references to “Subsequent Blocking Period” means a period of time (i) starting on the day immediately after the end of the Initial Blocking Period and ending 30 calendar days thereafter, and (ii) any subsequent 30-calendar day period starting on the day immediately after the end of the previous 30-calendar day period; and

6.3.21                  references to “Swap Arrangements” mean the equity swap transactions to which the undersigned is a party and which are described in the Disclosure Letter and which do not and shall not relate to any Existing Shares.

7.                                      THIRD PARTY RIGHTS

A person who is not the addressee of or party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed, but this shall not affect any right or remedy of such person which exists or is available independently of that Act.

8.                                      CUSTOMER RELATIONSHIP

The undersigned acknowledges and agrees that the Offeror’s Financial Adviser is not acting for the undersigned in relation to the Offer and will not be responsible to the undersigned for providing protections afforded to its clients or advising the undersigned on any matter relating to the Offer. For the avoidance of doubt, the undersigned shall not be deemed to waive under this Section 8 any protection afforded by applicable provisions of Greek law 3461/2006.

9.                                      CONFIDENTIALITY

The undersigned agrees, except as otherwise required by applicable Law, to keep confidential any information concerning the Offer and this Deed unless otherwise publicly disclosed without breach on the undersigned’s part and to comply with the undersigned’s obligations under any applicable Law requiring that the undersigned restrict trading, dealing or other transactions in the Shares and other securities or derivatives in respect of which the Offer, this Deed or the information provided to it is material or price sensitive.

10.                               NOTICES

10.1                        Any notice or other communication in connection with this Deed must be in writing in English and shall be validly given with respect to each of the Offeror and the undersigned if:

10.1.1                  delivered by hand to the person listed hereinafter;

10.1.2                  sent by email to the email addresses set out hereinafter; or

10.1.3                  sent by registered mail or an internationally recognized courier company to the address set out hereinafter;

or to such other addressee, fax number or address as a party may notify to the other party in accordance with this Section 10.

If to the Offeror:	Name:	Coca-Cola HBC AG

	Address:	Baarerstrasse 14 CH-6300 Zug Switzerland

	Attention:	Theodoros Rakintzis

	Email:	t.rakintzis@kgdi.gr

If to the undersigned:	Name:	Crescent Holding GmbH

	Address:	Opernring 1/R/709 A-1010 Vienna Austria

	Attention:	Mr. Nadim Tabbara, Chief Financial Officer

	Email:	N.Tabbara@olayangroup.com

with a copy to:

Mr. Samer Yaghnam, General Counsel

	Email:	S.Yaghnam@olayangroup.com

10.2                        Any notice shall be effective upon receipt and shall be deemed to have been received:

10.2.1                  at the time of delivery, if delivered by hand or a courier company;

10.2.2                  on the next business day in the place to which it is sent if sent by email; or

10.2.3                  on the fifth business day (in the place to which it is sent) following the date of posting if sent by registered mail.

11.                               MISCELLANEOUS

11.1                        Amendments

No amendment, modification or discharge of this Deed, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the undersigned and the Offeror.

11.2                        Binding Effect; Successors

This Deed shall be binding upon and inure to the benefit of the undersigned and the Offeror and their respective successors and permitted assigns.

11.3                        Severability

Whenever possible, each provision or portion of any provision of this Deed shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Deed is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Deed shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

[Signature page follows]

In Witness whereof this Deed has been duly executed and delivered as a Deed on the date and year first above written.

EXECUTED as a DEED	)
by CRESCENT HOLDING GmbH	)
acting by KHALIL KACHICHO and	)
MAKRAM F. MUSALLAM	)
who, in accordance with the laws	)
of the territory in which CRESCENT HOLDING GmbH	)
is	)
incorporated, are acting under the	)
authority of CRESCENT HOLDING GmbH	)

/s/ KHALIL KACHICHO
Authorised signatory

/s/ MAKRAM F. MUSALLAM
Authorised signatory